EXHIBIT 99.1
Westlake Chemical Acquires CertainTeed's PVC Pipe, Fittings and Foundations Business
HOUSTON, March 6, 2013 /PRNewswire/ -- Westlake Chemical Corporation (NYSE: WLK) announced today that it has entered into a definitive agreement with CertainTeed Corporation, a subsidiary of the French public company, Compagnie de Saint-Gobain, to purchase its Pipe and Foundation Group (PFG), a leading producer of PVC pipe and fittings for municipal, water well, mining, agriculture and irrigation applications. The sale is for a purchase price of $175 million in cash, including $22 million of working capital, with closing adjustments. The transaction is expected to close in the 2nd quarter of 2013, subject to standard closing conditions, including regulatory review.
The PFG acquisition includes the PVC pipe, fittings, profiles and foundations business and associated operating facilities in Lodi, California and McPherson, Kansas with production capacity of approximately 150 million pounds per year. Westlake will also acquire technologies and intellectual properties for the production of a number of specialized products, including Certa-Lok® restrained joint pipe and Yelomine™ branded products for a variety of end market applications.
"The acquisition of CertainTeed's PFG business is an excellent strategic fit for Westlake. When completed, it will enhance our North American Pipe and building products portfolio by adding specialty product lines and supporting technology that we do not currently have. These new products, technologies, and a broader market reach will increase our ability to service our customers' needs and further differentiate the value of our vinyls integration strategy. CertainTeed is known as a well-run solutions-oriented company with talented people and we look forward to adding this workforce to our team," stated Albert Chao, Westlake's President and CEO.

Westlake Chemical Corporation (WLK)
Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company's range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC resin and PVC building products including PVC pipe, windows and fence. For more information, visit the company's Web site at http://www.westlake.com.

The statements in this release relating to the proposed acquisition, as well as any other matters that are not historical facts, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially. For more detailed information about factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2012, which was filed in February 2013.

CONTACT: Media Relations, David R. Hansen, +1-713-960-9111, or Investor Relations, Steve Bender, +1-713-960-9111